Exhibit 10.12
           SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


     This Agreement, made and entered into on this 5th day of March, 1992, and made effective as of March 1, 1992, by and between Enron Corp. ("Enron"), a Delaware corporation having its headquarters at 1400 Smith Street, Houston, Texas 77002, and Kenneth L. Lay ("Employee"), an individual residing in Houston, Texas, is an amendment to that certain Employment Agreement between the parties effective September 1, 1989 (the "Employment Agreement").

     WHEREAS, the Employment Agreement incorporates the terms and provisions of a Stock Finance Agreement attached to the Employment Agreement as Exhibit C, as though recited therein in their entirety; and

     WHEREAS, the parties desire to amend a certain provision of the Stock Finance Agreement;

     NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

1. Section 2.04 of the Stock Finance Agreement is deleted in its entirety and the following is substituted in its place:

     "SECTION 2.04. Interest. The Borrower shall pay interest, compounded annually, on the unpaid principal and interest at an annual rate of seven and five-tenths of one percent (7.5%)."

2. This Agreement is an amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement, as amended by any prior amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ENRON CORP.

By:  JOHN H. DUNCAN
Title: Chairman, Executive Committee of Board


KENNETH L. LAY

KENNETH L. LAY
Employee